Exhibit 3.51

THE COMPANY INTERESTS DESCRIBED IN THIS DOCUMENT ARE SUBJECT TO RESTRICTIONS ON ASSIGNMENT AND TRANSFER SET FORTH HEREIN. THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNTIL REGISTERED OR UNTIL THE COMPANY HAS RECEIVED AN OPINION OF LEGAL COUNSEL, OR OTHER ASSURANCES SATISFACTORY TO THE COMPANY, THAT AN INTEREST MAY LEGALLY BE SOLD OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION.

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN DRUG STORES LLC

dated

June 1, 2006

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN DRUG STORES LLC

TABLE OF CONTENTS

(continued)

		Page

Section 5.5	Further Assurances	6
Section 5.6	Notices	6
Section 5.7	Waiver	6
Section 5.8	Whole Agreement	7
Section 5.9	Governing Law	7
Section 5.10	Binding Nature	7
Section 5.11	Invalidity	7
Section 5.12	Counterparts	7
Section 5.13	Construction	7

ii

LIMITED LIABILITY COMPANY AGREEMENT

OF

AMERICAN DRUG STORES LLC

THIS is the Limited Liability Company Agreement (the “Agreement”) dated as of June 1, 2006, made by American Stores Company, LLC (the “Corporation”), a Delaware limited liability company as the sole and original member of American Drug Stores LLC (the “Company”). Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context have the meanings set forth or cross referenced in Article II of this Agreement.

In consideration of the mutual covenants and subject to the terms and conditions of this Agreement, the undersigned hereby agrees:

ARTICLE I ORGANIZATIONAL MATTERS

Section 1.1 Formation of the Company; Term. The Company is a limited liability company under the Act and is governed by this Agreement. The Company is an entity separate from the Member, formed by the execution and filing with the Secretary of State of Delaware of the Certificate of Formation of the Company. Unless sooner dissolved and liquidated in accordance with this Agreement, the Company is to continue in perpetuity.

Section 1.2 Name. The name of the Company is: “American Drug Stores LLC”.

Section 1.3 Purpose of the Company; Business. The purpose of the Company is to: (i) carry on any business permitted by the Act and (ii) perform all things necessary or incidental to or connected with or growing out of those activities in accordance with this Agreement.

Section 1.4 Principal Place of Business, Office and Agent. The Company’s principal place of business, which is also the mailing address and office where the Company’s records are kept, is 250 Parkcenter Boulevard, P.O. Box 20, Boise, Idaho 83726. The registered office of the Company in the State of Delaware is the office of the registered agent of the Company in Delaware. The registered agent of the Company in Delaware is Corporation Service Company, located at 2711 Centerville Road, Suite 400, New Castle County, Wilmington, Delaware 19808. The Member, from time to time as it finds necessary or appropriate, may change the registered agent in Delaware or the principal place of business of the Company, and may establish additional places of business or offices for maintenance of records. The Certificate of Formation of the Company and this Section 1.4 shall be amended to reflect each change in the identity or address of the registered agent in Delaware.

Section 1.5 Fictitious Business Name Statement; Other Certificates. The Member may, from time to time, register the Company as a foreign limited liability company and file fictitious or trade name statements or certificates in those jurisdictions and offices as the Member considers necessary or appropriate. The Company may do business under any fictitious business names approved by the Member. The Member will, from time to time, file or cause to be filed certificates of amendment, certificates of cancellation or other certificates as the Member reasonably considers necessary or appropriate under the Act or under the laws of any jurisdiction in which the Company is doing business to establish and continue the Company as a limited liability company or to protect the limited liability of the Member. Paul G. Rowan is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Conversion of the Company and the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Conversion and Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and each Member thereupon became a designated “authorized person” and shall continue as a designated “authorized person” within the meaning of the Act.

Section 1.6 Original Member and Admission of Additional Members. Subject to Section 3.7, the original Member has the right to admit additional Members. Until the admission of an additional Member, the original Member has all the power and authority of the Members under this Agreement. Upon the admission of an additional Member, this Agreement shall be amended in accordance with Section 5.4 to reflect the rights and responsibilities of the Members.

ARTICLE II DEFINITIONS

When capitalized in this Agreement, the terms and phrases set forth in this Article have the following definitions:

“Act” means the Delaware Limited Liability Company Act (6 Del.C. §18-101 et seq.), as amended from time to time. Any reference to the Act automatically includes a reference to any subsequent or successor limited liability company law of Delaware.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person. A Person controls another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by contract or otherwise. Affiliate also includes any Person who is related by blood or marriage to the Person in question.

“Agreement” means this Limited Liability Company Agreement, as may be amended from time to time.

“Bankruptcy” means, with respect to any Person, that Person’s filing a petition or otherwise voluntarily commencing a case or proceeding, or filing an answer not denying the material allegations of a complaint in any proceeding seeking relief under any federal or state bankruptcy, insolvency or debtors’ reorganization law; being the voluntary or involuntary subject of an order for relief by any court under any such law; or being adjudicated a “bankrupt,” “debtor” or “insolvent” under any such law; or there being appointed under any such law a “trustee,” “receiver” or “custodian” to manage his, her or its business or properties; or there being commenced under any such law a case or proceeding proposing such an order for relief, adjudication or appointment with respect to that Person or its business, which proceeding is consented to by that Person or which is not dismissed within 90 days after being commenced. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Code” means the Internal Revenue Code of 1986, as amended. References to specific sections of the Code include references to corresponding provisions of any succeeding internal revenue law of the United States of America.

“Company” means American Drug Stores LLC.

“Fiscal Year” means the fiscal year of the Company as determined by the Member from time to time, and, initially, means a fiscal year ending on February 1, 2007.

“Interest” means a Member’s equity interest in the Company, measured in Shares, including any and all benefits to which a Member may be entitled under this Agreement and the obligations of a Member under this Agreement.

“Majority Vote” means the vote of the Members holding more than a 50 percent Share.

“Member” means American Stores Company, LLC executing this Agreement as the original member of the Company and its successors in interest and other Persons, in each case, who are admitted as members of the Company, each in its capacity as a member of the Company. Reference to a “Member” means any one of the Members so long as that Person is a member of the Company.

“Person” means and includes any natural person and any corporation, firm, partnership, trust, estate, limited liability company or other entity resulting from any form of association.

“Share” means a percentage of equity interest in the Company. The original Member holds a 100% Share, and will continue to do so until such time, if ever, as another Member is admitted, at which time the Members shall agree to their respective Shares.

“Transfer” means any sale, assignment, pledge, hypothecation, encumbrance, disposition, transfer (including, without limitation, a transfer by will or intestate distribution), gift or attempt to create or grant a security interest in any Interest or interest therein or portion thereof, whether voluntary or involuntary, by operation of law or otherwise.

ARTICLE III CAPITALIZATION; MEMBER INTERESTS; DISTRIBUTIONS

Section 3.1 Capital. The Member may, but shall have no obligation to, make additional capital contributions to the Company. The Company is to finance its operations independently of the Member and without the Member’s financial support. No Member will be paid interest on capital contributions to the Company.

Section 3.2 Interests in the Company as Securities; Security Interest; Certificates.

(a)    Each Member’s Interest, and the relative rights, privileges, preferences and obligations with respect to the Member’s Interest shall be determined under this Agreement and the Act based upon the number of Shares held by the Member with respect to the Member’s Interest.

(b)    For purposes of providing for transfer of, perfection of a security interest in, and other relevant matters related to, Interests in the Company, each Interest shall be deemed to be a “security” governed by Article 8 (including, without limitation, Sections 8-102 and 8-103) of the Uniform Commercial Code in effect in the States of New York and Delaware and Chapter 8 or Article 8, as applicable, of the Uniform Commercial Code in effect in any other relevant jurisdiction. Each certificate evidencing Interests in the Company shall bear the following legend: “This certificate evidences an interest in American Drug Stores LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

(c)    The Company shall maintain books for the purpose of registering the Transfer of Interests. The transferor and the transferee of Interests must provide notification to the Company to register a Transfer of Interests. A Transfer of Interests is effective upon registration of Transfer in the Company’s books. Transferees of Interests shall be notified of restrictions on Transfers (whether by virtue of their execution of the Agreement or by the Company notifying the transferee of the restrictions on the Transfer of Interests).

Section 3.3 Withdrawal. No Member is entitled to withdraw any portion of its paid-in capital contribution, and no Member has any right to a return of capital except through distributions as provided in Section 3.6.

Section 3.4 Corporate Status. The Company shall take such actions as may be necessary to be disregarded for purposes of federal income taxation.

Section 3.5 Limitations on Distributions. The Company will not make any distribution of cash, except to the extent that the Company then has cash available in excess in the sum of (a) amounts required to pay or make provision for all Company expenses, plus (b) all reserves that are considered necessary or appropriate by the Member. To the extent that the Member reasonably foresees that the Company will receive cash or other consideration to satisfy liabilities not yet due and payable, the Company is not required to establish reserves or make other provision to satisfy such liabilities prior to making distributions under Section 3.6. Distributions of cash are only to be made to the extent cash is available to the Company without requiring (i) the sale of Company assets or the pledge of Company assets at a time or on terms that the Member believes are not in the best interests of the Company or (ii) a reduction in reserves that the Member believes are necessary or desirable for working capital or other Company purposes. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to a Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

Section 3.6 Other Distributions. Subject to Section 3.5. from time to time, prior to the commencement of winding-up and liquidation of the Company, the Member may, in its sole discretion, cause the Company to make distributions of cash or other assets of the Company to the Member in any amount, manner or proportion determined by the Member in its sole discretion. Each Member is a creditor of the Company with respect to any distributions made under this Section 3.6 and is entitled to all remedies available to a third-party creditor to enforce the Company’s obligation to make distributions under this Section 3.6.

Section 3.7 Transfer of Interests. A Member may assign in whole or in part its Interest in the Company upon the Company’s receipt of an opinion of legal counsel, or other assurances to the Company, that an Interest may legally be sold or otherwise transferred without registration under the Securities Act of 1933 or any state securities law. The transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If the Member transfers all of its Interest in the Company pursuant to this Section 3.7, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to a Member by merger or consolidation shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

ARTICLE IV MANAGEMENT

Section 4.1 Management by Member. The Company shall be managed by the Member.

Section 4.2 Authority of the Member. The Member has all power and authority to manage, and direct the management of, the business, and affairs of the Company, both ordinary and extraordinary.

Section 4.3 Manner of Action. The Member may, but shall not be required to, authorize, approve and/or ratify any action by a writing placed with the records of the Company. No action authorized, approved and/or ratified by the Member shall be invalid because such authorization, approval and/or ratification is not recorded in a writing.

Section 4.4 Delegation. The Member may delegate to the employees and agents of the Company, as the Member may from time to time cause the Company to employ, all or any portion of the authority to conduct the business of the Company in the ordinary course in accordance with this Agreement and any policy of delegation that the Member may adopt and revise from time to time. Any power not delegated by the Member remains with the Member.

Section 4.5 Standard of Care. Any Member and any employee of the Company in the performance of his, her or its duties, is entitled to rely in good faith on information, opinions, reports or other statements, including financial statements, books of account and other financial data, if prepared or presented by: (i) one or more employees of the Company if the Person relying on the statements reasonably believes that the Person preparing or presenting the material is reliable and competent in that matter or (ii) legal counsel, public accountants or other Persons as to matters that the Person relying on the statements reasonably believes are within the Person’s professional or expert competence.

ARTICLE V GENERAL PROVISIONS

Section 5.1 Limited Liability of the Member. Except for contributions specifically required under Section 3.1 or agreed to by a Member as contemplated by Section 3.1 or as otherwise required by the Act, no Member (solely in its capacity as a Member) has any obligation to contribute to the Company or any liability for any Company obligations. Any liability to return distributions made by the Company is limited to mandatory requirements of the Act or of any other applicable law.

Section 5.2 No Dissolution. Only an event that would cause a dissolution under the Act shall cause a dissolution of the Company.

Section 5.3 No Resignation. No Member has any right to resign from the Company. Notwithstanding any other provision of this Agreement, the Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

Section 5.4 Amendments.

(a)    Any amendment to this Agreement that would further limit a Member’s ability to hold or make a Transfer of that Member’s Interest, is effective with respect to a Member only if the Member does not act to disapprove the amendment by returning, within 30 days after the request is made, an executed counterpart of a proposed consent to the amendment, indicating disapproval of the action;

(b)    Except as stated in Section 5.4(a), any amendment to this Agreement is effective if approved by a Majority Vote.

Section 5.5 Further Assurances. Each Member is to execute all documents and instruments necessary to evidence his, her or its approval of all actions, including, without limitation, amendments to this Agreement, taken or authorized by the Members by Majority Vote or otherwise as provided in this Agreement.

Section 5.6 Notices. All notices to the Company are to be sent by registered or certified mail, return receipt requested, or by recognized overnight courier or facsimile addressed to the Member at the Company’s principal place of business at 250 Parkcenter Boulevard, P.O. Box 20, Boise, Idaho 83726. All notices are effective the next day, if sent by recognized overnight courier or facsimile, or five days after deposit in the United States mail, postage prepaid, properly addressed and return receipt requested.

Section 5.7 Waiver. The Member hereby irrevocably waives any and all rights, duties, obligations and benefits with respect to any action for partition of any Company assets or to compel any sale or appraisal of any Company assets or any deceased Member’s Interest therein. Further, all applicable rights, duties, benefits and obligations, including those relating to the appraisal, inventory or sale of Company assets or the sale of a deceased Member’s Interest therein, are hereby waived.

Section 5.8 Whole Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior understanding and agreements between them respecting the within subject matter. There are no agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not set forth or expressly referred to in this Agreement.

Section 5.9 Governing Law. This Agreement is governed by and is to be construed in accordance with the laws of the State of Delaware without giving effect to its rules concerning conflicts of laws.

Section 5.10 Binding Nature. Except as otherwise provided in this Agreement, this Agreement is binding upon and inures to the benefit of the Member and its successors, personal representatives, heirs, devisees, guardians and assigns.

Section 5.11 Invalidity. In the event that any provision of this Agreement is invalid, the validity of the remaining provisions of the Agreement are not in any way to be affected thereby.

Section 5.12 Counterparts. This Agreement and any amendment to it may be executed in multiple counterparts, each of which is an original and all of which constitute one agreement or amendment, as the case may be, whether or not all of the parties are signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any party to any counterpart is a signature to and may be appended to any other counterpart.

Section 5.13 Construction. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, include all other genders; the singular includes the plural and vice versa. “Includes” and “including” mean without limitation. Unless otherwise specifically stated, references to Sections or Articles refer to the Sections or Articles of this Agreement.

Section 5.14 Authorized Signatories. Each of the persons listed on Exhibit A hereto (each, an “Authorized Signatory” and together, the “Authorized Signatories”) is, authorized to execute, on behalf of the Company, any and all documents, instruments, deeds, applications, notices, certificates or agreements of the Company as such Authorized Signatory deems necessary, advisable or appropriate to effect, or otherwise in furtherance of, the transactions contemplated by (i) that certain Merger Agreement (the “Merger Agreement”), dated January 22, 2006, by and among SUPERVALU INC (“Supervalu”), Emerald Acquisition Sub, Inc., Albertson’s, Inc. (“Albertsons”), New Albertson’s, Inc.(“New Albertsons”), and New Diamond Merger Sub, Inc; (ii) that certain Purchase and Separation Agreement (the “Separation Agreement”), dated January 22, 2006, by and among Albertsons, New Albertsons, Supervalu and AB Acquisition LLC; and (iii) that certain Asset Purchase Agreement (“Drug APA” and together with the Merger Agreement and the Separation Agreement, the “Transaction Agreements”), dated January 22, 2006, by and among CVS Corporation, CVS Pharmacy, Inc., Albertsons, New Albertsons, Supervalu, and certain other sellers, including without limitation the Separation (as defined in the Separation Agreement) and the transactions described in that certain presentation entitled “Project Iceberg – Albertson’s Structure Steps” attached to Exhibit B.

[Signatures on the Following Page]

The undersigned has executed this Agreement as of the date first written above.

AMERICAN STORES COMPANY, LLC.

By:	/s/ William H. Arnold
Name:	William H. Arnold
Title:	AUTHORIZED SIGNATORY

EXHIBIT A

Authorized Signatories

1.	William H. Arnold

2.	Colleen Batcheler

3.	Bradley R. Beckstrom

4.	John F. Boyd

5.	Charles F. Cole

6.	Joel Guth

7.	Larry Johnston

8.	Patrick Madigan

9.	Susan McMillan

10.	Ronald T. Mendes

11.	Paul G. Rowan

12.	John R. Sims

EXHIBIT B

(See attached)

2

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger dated as of June 1, 2006 (this ‘‘Agreement”) by and among ADSI-ABS, LLC, a Texas limited liability company (“ADSI”), ADSI-CVS, LLC, a Texas limited liability company (“ADSI Successor LLC”), and SV Successor LLC, a Texas limited liability company (“SV Successor LLC”). ADSI, ADSI Successor LLC, and SV Successor LLC are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, upon the terms and conditions of this Agreement and in accordance with the applicable provisions of Texas Law, ADSI, ADSI Successor LLC and SV Successor LLC will merge (the “Merger”), whereby ADSI will cease to exist and whereby each of ADSI Successor LLC and SV Successor LLC will be a surviving entity of the Merger.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. The following terms used in this Agreement shall have the following meanings:

“Affiliates” means any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question. As used in this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Asset Purchase Agreement” means the Asset Purchase Agreement, as amended and attached as Schedule A hereto.

“Assumed Liabilities” has the meaning set forth in the Asset Purchase Agreement.

“Closing Date” has the meaning set forth in the Asset Purchase Agreement.

“Effective Time” means the Closing (as defined in the Asset Purchase Agreement).

“Entity” means any partnership (general or limited), limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust or foreign business organization or other legal entity.

“ND Assets” means the ND Stores and all related Purchased Assets.

“ND Liabilities” means the Assumed Liabilities related to the ND Stores.

“ND Stores” means the freestanding retail drug stores in North Dakota listed on Schedule B attached hereto.

“Person” shall mean any individual or Entity.

“Purchased Assets” has the meaning set forth in the Asset Purchase Agreement.

“Texas Law” means the Texas Business Organizations Code, as amended, or any successor statutes and any regulations promulgated thereunder.

Section 1.02. References. The words “hereby,” “herein,” “hereof,” “hereto,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular article, section, or provision of this Agreement. References in this Agreement to articles, sections or schedules are to such articles, sections or schedules of this Agreement, unless otherwise specified.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of Texas Law, at the Effective Time, ADSI, ADSI Successor LLC and SV Successor LLC will merge. As a result of the Merger, the separate existence of ADSI shall cease, and each of ADSI Successor LLC and SV Successor LLC shall continue as the surviving limited liability companies of the Merger. Following the Effective Time, ADSI Successor LLC and SV Successor LLC may each individually be referred to herein as a “Surviving Company” and collectively as the “Surviving Companies.”

Section 2.02. Effective Time. Subject to the provisions of this Agreement, on the Closing Date, in order to consummate the Merger, the Parties hereto shall file a certificate of merger or other appropriate documents (collectively, the “Certificate of Merger”) with the Secretary of State of the State of Texas, in form and substance as required by, and executed in accordance with the relevant provisions of, Texas Law. The Merger shall become effective at the Effective Time.

Section 2.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided by this Agreement and the applicable provisions of Texas Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, (i) all of the property and assets of ADSI shall be allocated between and vest in the Surviving Companies as set forth in Article 3, herein and (ii) all of the liabilities and obligations of ADSI shall be allocated between the Surviving Companies as set forth in Article 3 herein.

Section 2.04. Organizational Documents.

(a) At the Effective Time, the certificate of formation of ADSI Successor LLC, as in effect immediately prior to the Effective Time, shall continue, in the same such form, to be the certificate of formation of such Surviving Company, until thereafter amended in accordance with Texas Law and such certificate of formation. At the Effective Time, the certificate of formation of SV Successor LLC as in effect immediately prior to the Effective Time, shall continue, in the same such form, to be the certificate of formation of such Surviving Company, until thereafter amended in accordance with Texas Law and such certificate of formation.

(b) At the Effective Time, the company agreement of ADSI Successor LLC, as in effect immediately prior to the Effective Time, shall continue in the same such form, to be the company agreement of such Surviving Company, until thereafter amended in accordance with Texas Law and such company agreement. At the Effective Time, the company agreement of SV Successor LLC, as in effect immediately prior to the Effective Time, shall continue in the same such form, to be the company agreement of such Surviving Company, until thereafter amended in accordance with Texas Law and such company agreement.

Section 2.05. Members, Membership Interests, and Dissenters’ Rights.

(a) At the Effective Time, the member of ADSI Successor LLC shall continue as the sole member of such Surviving Company, and the member of SV Successor LLC shall continue as the sole member of such Surviving Company.

(b) At the Effective Time, the outstanding membership interests of ADSI shall, by virtue of the Merger and without any action by ADSI, be cancelled.

(c) At the Effective Time, the outstanding membership interests of ADSI Successor LLC will remain outstanding, and the outstanding membership interests of SV Successor LLC will remain outstanding.

(d) The Parties acknowledge that no holder of membership interests in any Party has dissenters’ rights under Texas Law in respect of the Merger.

ARTICLE 3

ALLOCATION OF ASSETS AND LIABILITIES

Section 3.01. Allocation of Assets and Liabilities.

(a) At the Effective Time, all rights, title and interests to all of the ND Assets of ADSI shall be exclusively allocated to, be possessed by, and vest in, ADSI Successor LLC, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, and all of the ND Liabilities of ADSI shall be exclusively allocated to, be assumed by, and become the liabilities and obligations of ADSI Successor LLC, all without further act or deed.

(b) At the Effective Time, all rights, title and interests to all property and assets of ADSI other than the ND Assets shall be exclusively allocated to, be possessed by, and vest in, SV Successor LLC, without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, and all of the liabilities or obligations of ADSI other than the ND Liabilities shall be exclusively allocated to, be assumed by, and become the liabilities and obligations of, SV Successor LLC, all without further act or deed.

(c) At the Effective Time, all rights, title and interests to all of the property and assets of ADSI Successor LLC shall continue to be possessed by and vested in ADSI Successor LLC, and all of the liabilities and obligations of ADSI Successor LLC, whether arising or accruing prior to the Effective Time, shall continue to be the liabilities and obligations of ADSI Successor LLC, all without further act or deed. No liabilities or obligations of ADSI Successor LLC shall be allocated to or assumed by SV Successor LLC in the Merger.

(d) At the Effective Time, all rights, title and interests to all of the property and assets of SV Successor LLC shall continue to be possessed by and vested in SV Successor LLC, and all of the liabilities and obligations of SV Successor LLC, whether arising or accruing prior to the Effective Time, shall continue to be the liabilities and obligations of SV Successor LLC, all without further act or deed. No liabilities or obligations of SV Successor LLC shall be allocated to or assumed by ADSI Successor LLC in the Merger.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Binding Effect of Agreement. Nothing in this Agreement, express or implied, is intended to confer on any Party, other than the Parties hereto and their respective permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, and no person who is not a Party to this Agreement may rely on the terms except as otherwise set out. This Agreement, the Asset Purchase Agreement and the Tenancy in Common Agreements (1) constitute the entire agreement between the Parties relating to the subject matter hereof and (2) supersede all previous understandings and agreements between the parties relating to the subject matter hereof, both oral and written. The terms and conditions of this Agreement will be binding on and inure to the benefit of the respective successors and permitted assigns of the Parties hereto.

Section 4,02. Assignment. No Party to this Agreement may assign its rights or delegate its obligations hereunder without the prior written consent of each Party. Any such attempted assignment will be void ab initio. Subject to the preceding sentences, this Agreement will be binding on and inure to the benefit of the parties and their respective successors and assigns.

Section 4.03. Amendment; Identifying Number. This Agreement may be amended or modified only by written instrument duly executed by each of the Parties hereto. ADSI Successor LLC shall not (and shall ensure that none of its Affiliates shall) use or purport to use 36-2062697 as an employer identification number or other taxpayer identifying number for any purpose.

Section 4.04. Applicable Law. This Agreement is made pursuant to, will be construed under, will be enforced by, and will be conclusively deemed for all purposes to have been executed and delivered under the laws of the state of Texas without reference to conflicts of laws that would apply the law of any other jurisdiction.

Section 4.05. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which will constitute one instrument.

Section 4.06. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, the legality, validity, and enforceability of the remaining provisions of this Agreement will not be affected thereby, and in lieu of the illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be legal, valid, and enforceable.

Section 4.07. Notices. All notices, requests and other communications to any Party hereunder shall be made in writing (including facsimile transmission) and shall be given,

If to SV Successor LLC or ADSI, to:

c/o SUPERVALU INC.

11840 Valley View Road

Eden Prairie, Minnesota 55344

Attention: Corporate Secretary

Facsimile No.: (952) 828-9800

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Igor Kirman, Esq.

Facsimile No.: (212) 403-2000

If to ADSI Successor LLC, to:

CVS Corporation

One CVS Drive

Woonsocket, RI 02895

Attention: Douglas A. Sgarro

Facsimile No.: (401) 770-3663

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: Louis L. Goldberg, Esq.

Facsimile No.: (212) 450-4539

Section 4.08. Waiver. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and executed by all the parties hereto. Any waiver by any Party hereto of a breach or failure to perform will not constitute a waiver of any subsequent breach or failure.

Section 4.09. Further Assurances. The parties agree to take further actions and execute and deliver other documents, certificates, agreements, and other instruments as may be reasonably necessary or desirable to implement transactions contemplated by this Agreement.

Section 4.10. Section Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ADSI-CVS, LLC

/s/ Peter F. Pecoraio
Name	Peter F. Pecoraio
Title:	Vice President
SV SUCCESSOR LLC

/s/ PAUL G. ROWAN
Name:	PAUL G. ROWAN
Title:	AUTHORISED SIGNATORY

ADST-ABS, LLC

/s/ PAUL G. ROWAN
Name:	PAUL G. ROWAN
Title:	AUTHORISED SIGNATORY